                                                                     Exhibit 8.1





                               September 28, 1998





Merrill Lynch, Pierce, Fenner        Wilmington Trust Company
  & Smith Incorporated               Rodney Square North
North Tower                          1100 North Market Street
World Financial Center               Wilmington, Delaware 19890-0001
New York, New York 10281
                                     U.S. Bank Trust National Association
Lehman Brothers Inc.                 180 East Fifth Street
Three World Financial Center         St. Paul, MN  55101
New York, New York 10285
                                     NationsBanc Montgomery Securities LLC
J.P. Morgan Securities Inc.          100 N. Tryon Street
60 Wall Street                       Charlotte, NorthCarolina  28255
New York, New York 10260



Re: Green Tree Financial Corporation Green Tree Recreational, Equipment & Consumer Trust 1998-C

Ladies and Gentlemen:

         We have acted as special counsel to Green Tree Financial Corporation, a Delaware corporation ("Green Tree"), in connection with the establishment of Green Tree Recreational, Equipment & Consumer Trust 1998-C, a Delaware business trust (the "Issuer"), pursuant to a Trust Agreement dated as of September 1, 1998 (the "Trust Agreement") among Green Tree, Green Tree Second GP Inc. (the "General Partner") and Wilmington Trust Company, as Owner Trustee (the "Owner Trustee"), and Green Tree's execution of a Sale and Servicing Agreement dated as of September 1, 1998, between Green Tree and the Issuer. The Issuer will issue (approximately) $52,000,000 aggregate amount of Asset-Backed Certificates (the "Certificates") pursuant to the Trust Agreement and $748,000,000 aggregate principal amount of fixed rate and floating rate Asset-Backed Notes (the "Notes") pursuant to an Indenture dated as of September 1,

Merrill Lynch, Pierce, Fenner
   & Smith Incorporated
U.S. Bank Trust National Association
Wilmington Trust Company
Lehman Brothers Inc.
J.P. Morgan Securities Inc.
NationsBanc Montgomery Securities LLC
September 28, 1998
Page 2


1998 (the "Indenture"), between the Issuer and U.S. Bank Trust National Association, as Trustee.


         In connection with the issuance of the Certificates and Notes and related transactions, Green Tree has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-52233) (the "Registration Statement"), and has prepared a prospectus dated September 4, 1998 (as supplemented on September 15, 1998, the "Base Prospectus") and a prospectus supplement dated September 4, 1998 and a supplement to the Prospectus Supplement dated September 15, 1998 (the "Prospectus Supplement" and together with the Base Prospectus, the "Prospectus").

         This opinion is being delivered pursuant to Section 2.02(i) of the Sale and Servicing Agreement, Section 5(b)(1) of the Underwriting Agreement, and
Section 5(b)(1) of the Class B-2 Underwriting Agreement. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Sale and Servicing Agreement.

         In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion, including the Indenture, the Trust Agreement, the Sale and Servicing Agreement, the Registration Statement and the related documents and agreements contemplated therein (collectively, the "Transaction Documents").

         Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations. In rendering this opinion, we have relied upon the representations and warranties set forth in the Trust Agreement and have assumed that the General Partner and the Owner Trustee will at all times comply with the requirements of the Trust Agreement and that the Certificates and the Notes will be issued as described in the Prospectus Supplement.

Merrill Lynch, Pierce, Fenner
   & Smith Incorporated
U.S. Bank Trust National Association
Wilmington Trust Company
Lehman Brothers Inc.
J.P. Morgan Securities Inc.
NationsBanc Montgomery Securities LLC
September 28, 1998
Page 3

         Based on the foregoing, it is our opinion that the statements set forth in the Base Prospectus under the headings "Prospectus Summary -- Tax Status", "Certain Federal Income Tax Consequences" and "Certain State Income Tax Consequences" and in the Prospectus Supplement under the headings "Summary of Terms -- Tax Status" and "Certain Federal and State Income Tax Consequences", to the extent that they constitute matters of law or legal consideration with respect thereto, including our conclusions as set forth therein that for federal and Minnesota income tax purposes (i) the Trust will be neither an association taxable as a corporation nor a publicly traded partnership taxable as a corporation and (ii) the Notes will constitute indebtedness, are correct in all material respects.

         Based on the federal income tax characterization of the Trust and the Notes set forth above and the provisions of Minnesota law as of the date hereof, it is our opinion that, for Minnesota income, franchise and excise tax purposes
(i) the Trust will not be classified as an association taxable as a corporation nor as a publicly traded partnership taxable as a corporation and (ii) the Notes will be treated as debt. It is also our opinion that for holders of Certificates or Notes who are not residents of, or otherwise subject to tax in, Minnesota, ownership of a Certificate or a Note will not be a factor in determining whether such holder is subject to Minnesota income, franchise or excise taxes.

         The opinion set forth herein is expressly subject to there being no additional facts that would materially affect the validity of the assumptions and conclusions set forth herein or upon which this opinion is based.

         We express no opinion as to the laws of any jurisdiction other than the laws of the state of Minnesota and the federal laws of the United States of America. This opinion is delivered to you solely for your use. This opinion may not be circulated or republished to, or relied upon by, any other person without our prior written consent.


                                         Very truly yours,